Exhibit 10.35

COMSCORE, INC.
Performance Restricted Stock Units Award Agreement
This PERFORMANCE RESTRICTED STOCK UNITS AWARD AGREEMENT (this “Agreement”) is made as of [●] (the “Date of Grant”), by and between comScore, Inc., a Delaware corporation (the “Company”), and [●] (the “Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”).
2.Grant of PRSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee, the Company has granted to the Grantee as of the Date of Grant [●] performance-based Restricted Stock Units (“PRSUs”), which shall constitute an award of Performance Shares under the Plan. Subject to the degree of attainment of the performance goals established for these PRSUs as set forth in Sections 5(a) and 5(b), the Grantee may earn up to a maximum of 100% of the PRSUs. Each earned PRSU shall then represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.Payment of PRSUs. The PRSUs will become payable in accordance with the provisions of Section 6 of this Agreement if the Restriction Period lapses and Grantee’s right to receive payment for the PRSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 5 of this Agreement.
4.Restrictions on Transfer of PRSUs. Subject to Section 15 of the Plan, neither the PRSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such PRSUs shall be transferable prior to payment to the Grantee pursuant to Section 6 hereof other than by will or pursuant to the laws of descent and distribution.
5.Earning and Vesting of PRSUs.
(a)    Performance Periods. Subject to the terms and conditions of this Agreement, a number of PRSUs determined in accordance with Section 5(b) shall Vest on [●] (each such date, a “Vesting Date” and each [●] period ending on each Vesting Date, a “Performance Period”) to the extent that the Stock-Price Hurdle (as defined below) is achieved during such Performance Period, subject to the Grantee’s continuous service with the Company or a Subsidiary through the applicable Vesting Date. For purposes of this Agreement, “continuous service” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s service as an Employee, Director or consultant to the Company or a Subsidiary. Continuous service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries. Further, continuous service shall not be considered interrupted or terminated in the case of the Grantee’s cessation of service as an Employee, Director or consultant to the Company or a Subsidiary (each, a “Participant Class”), so long as the Grantee continues serving in another Participant Class.

(b)    Performance Goals. A number of PRSUs will be earned based on achievement of the Stock-Price Hurdle during each applicable Performance Period as follows:

Stock-Price Hurdle	Percentage of PRSUs That Vest
[●]	[●]
Following each Vesting Date, the Committee shall determine whether and to what extent the Stock-Price Hurdle goals have been satisfied as of such time for the applicable Performance Period and shall determine the number of PRSUs that shall become Vested under this Agreement. As used herein, “Stock-Price Hurdle” means the highest Market Value per Share that is maintained during any period of 65 consecutive trading days that fall within the applicable Performance Period. For purposes of this Agreement, any Stock-Price Hurdle that is achieved during a period of 65 consecutive trading days that commences in one Performance Period and ends in another Performance Period will be deemed to have been achieved in the later Performance Period. Further, following achievement of any Stock-Price Hurdle during one Performance Period, the number of PRSUs earned with respect to such Stock-Price Hurdle cannot subsequently be earned upon achievement of the same Stock-Price Hurdle during any subsequent Performance Period.
(c)    Change in Control. Notwithstanding Sections 5(a) or 5(b), if at any time before the PRSUs have become fully Vested or forfeited, a Change in Control occurs, then on the date of such Change in Control, the PRSUs shall become Vested (to the extent they have not already become Vested) by applying the per share price paid in connection with the Change in Control as the “Stock-Price Hurdle” for purposes of determining attainment of the performance goals described in Section 5(b). Any PRSUs that do not become Vested as of such time shall be immediately forfeited.
(d)    Certain Terminations of Employment. Notwithstanding Section 5(a), upon the termination of the Grantee’s service with the Company at any time before the PRSUs have become fully Vested or forfeited (i) by the Company without Cause (as defined in the Grantee’s Change of Control and Severance Agreement with the Company (the “COC/Severance Agreement”)), (ii) by the Grantee, or (iii) as a result of the Grantee’s death or Disability (as defined in the COC/Severance Agreement), the PRSUs shall become Vested (to the extent they have not already become Vested) based on achievement, if any, of the Stock-Price Hurdle during the period beginning on the most recent Vesting Date preceding the date of such termination and ending on the date of such termination. Any PRSUs that do not become Vested as of such time shall be immediately forfeited.
(e)    Forfeiture. Any PRSUs that have not Vested or become forfeited pursuant to Section 5 as of the end of the tenth anniversary of the Date of Grant will be forfeited automatically and without further notice after the end of such tenth anniversary (or earlier, with respect to all PRSUs covered under this Agreement that have not previously become Vested, if, and on such date that, the Grantee ceases to be in continuous service with the Company or a Subsidiary prior to the tenth anniversary of the Date of Grant for any reason).

6.Form and Time of Payment of PRSUs.
(a)    [Payment for the PRSUs, after and to the extent they have become nonforfeitable (“Vested PRSUs”), shall be made in the form of Common Stock. To the extent the PRSUs are Vested PRSUs on the dates set forth in clauses (i) and (ii) below and to the extent such Vested PRSUs have not previously been settled, the PRSUs will become payable upon the earlier to occur of the following:
(i)    The Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code; or
(ii)    The occurrence of a Change in Control, so long as such Change in Control qualifies as a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code.
Subject to Section 6(b) below, the date of settlement of the Vested PRSUs that become payable pursuant to this Section 6(a) shall be (A) as soon as administratively practicable following (but no later than 30 days following) the date of the Grantee’s separation from service, if the Vested PRSUs become payable pursuant to clause (i) above, or (B) the date of the occurrence of the Change in Control, if the Vested PRSUs become payable pursuant to clause (ii) above.
(b)    If the PRSUs become payable on the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, payment for the PRSUs shall be made on the first payroll date that occurs on or after the date six months and one day following the date of the Grantee’s “separation from service.” Notwithstanding the foregoing, if the Grantee dies following the Grantee’s “separation from service,” but before the six-month anniversary of the “separation from service,” then any payment delayed in accordance with this Section 6(b) will be payable as soon as administratively practicable after the date of the Grantee’s death.] [(a) Payment for the PRSUs, after and to the extent they have Vested, shall be made in the form of shares of Common Stock. Payment of Vested PRSUs that Vest on or prior to [●] shall be made (i) on the first March 10 following the Vesting Date if the PRSUs vest in accordance with Section 5(a), (ii) as soon as practicable following the date that such PRSUs Vest if the PRSUs Vest in accordance with Section 5(c), but no later than March 15 of the calendar year following the calendar year in which the Change in Control occurs, and (iii) on the first March 10 following the end of the then-applicable Performance Period if the PRSUs vest in accordance with Section 5(d). Payment of Vested PRSUs that Vest during the Performance Period ending on [●] shall be made on [●]. If the date of settlement referenced in this Section 6(a) is not a trading day, then such settlement date shall be deemed to mean the first trading date after such date. For the avoidance of doubt, the PRSUs shall in all events be paid no later than required to satisfy the short-term deferral exemption under Section 409A of the Code.]
[(b)][(c)]    The Company’s obligations to the Grantee with respect to the PRSUs will be satisfied in full upon the issuance or transfer of Common Stock corresponding to any such earned PRSUs.

7.Dividend Equivalents; Voting and Other Rights.
(a)    The Grantee shall have no rights of ownership in the Common Stock underlying the PRSUs and no right to vote the Common Stock underlying the PRSUs until the date on which the Common Stock underlying the PRSUs is issued or transferred to the Grantee pursuant to Section 6 above.
(b)    From and after the Date of Grant and until the earlier of (i) the time when the PRSUs Vest and are paid in accordance with Section 6 hereof or (ii) the time when the Grantee’s right to receive Common Stock in payment of the PRSUs is forfeited in accordance with Section 5 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per PRSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the PRSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the PRSUs to which they relate are settled.
(c)    The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
8.Adjustments. The PRSUs and the number of shares of Common Stock issuable for each PRSU and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.
9.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Grantee will satisfy such requirement in a manner determined by the Committee prior to any payment to the Grantee, including but not limited to a “sell to cover” transaction through a bank or broker. It shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee has satisfied such requirement in the form or manner specified by the Company. In no event will the market value of the Common Stock to be withheld, sold and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld without creating adverse accounting treatment for the Company with respect to the award of PRSUs covered by this Agreement, as determined by the Committee.
10.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

11.Compliance with or Exemption from Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
12.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
13.No Right to Future Awards or Employment. The grant of the PRSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PRSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
14.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
15.Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the grant of the PRSUs; provided, however, that the terms of this Agreement shall not modify the application of the COC/Severance Agreement to the Grantee’s other awards under the Plan. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto, and the Committee has the right to amend, alter, suspend, discontinue or cancel the PRSUs, prospectively or retroactively; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
16.Severability and Waiver. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such right continues.
17.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement, and the resolution of any such questions by the Committee shall be final and binding on the Grantee and the Company.
18.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PRSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
19.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
20.Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of the Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of the Agreement.
22.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

23.Company Recoupment of Awards. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).
IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, AND FOR THE AWARD TO BE EFFECTIVE, GRANTEE MUST ACCEPT THE AWARD IN THE COMPANY’S ONLINE EQUITY ADMINISTRATION SYSTEM. IF GRANTEE FAILS TO SATISFY THE ACCEPTANCE REQUIREMENT WITHIN 90 DAYS AFTER THE DATE OF GRANT, THEN (1) THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THE AWARD GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER GRANTEE NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer thereunto duly authorized, and the Grantee has executed this Agreement, effective for all purposes as provided above.
COMSCORE, INC.

By:
Name:
Title:

GRANTEE

Name: